Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

TAT HOLDCO LLC,

TAT MERGER SUB LLC,

and

TRANSATLANTIC PETROLEUM LTD.

Dated as of August 7, 2020

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ii

Section 8.7	Assignment; Binding Effect	37
Section 8.8	Severability	37
Section 8.9	Entire Agreement	37
Section 8.10	Headings	37
Section 8.11	Interpretation	37
Section 8.12	Definitions	38

iii

Exhibit 2.1

AGREEMENT AND PLAN OF merger

This Agreement and Plan of Merger, dated as of August 7, 2020 (the “Agreement”), is by and among TAT Holdco LLC, a Texas limited liability company (“Parent”), TAT Merger Sub LLC, a Texas limited liability company and wholly-owned subsidiary of Parent (“Merger Sub” and, taken together with Parent, the “Parent Parties”), and TransAtlantic Petroleum Ltd., a Bermuda exempted company (the “Company”). Capitalized terms used but not defined elsewhere in this Agreement shall have the meanings in Section 8.12.

RECITALS

WHEREAS, it is proposed that the Company merge with and into Merger Sub (the “Merger”), and continue as a Texas limited liability company in accordance with the Companies Act of 1981 of Bermuda, as amended (the “Companies Act”) and the Texas Business Organizations Code (the “TBOC”) and otherwise on the terms and subject to the conditions set forth in this Agreement and the Bermuda Merger Agreement (as defined below);

WHEREAS, the Board of Directors of the Company (the “Company Board”) acting upon the unanimous recommendation of a committee of the Company Board consisting only of independent and disinterested directors of the Company (the “Special Committee”), acting unanimously (other than, on behalf of the Company, N. Malone Mitchell 3rd, Randall I. Rochman, and Jonathon T. Fite, each of whom recused himself from such determination and approval) has (a) determined that the Merger is in the best interests of the Company and its shareholders and constitutes fair value to its shareholders, (b) approved and adopted this Agreement (subject to the approval of the shareholders) and the transactions contemplated herein, including the Merger and recommended the adoption of this Agreement by the shareholders of the Company in accordance with the Companies Act and the TBOC, and (c) approved  entry into a statutory merger agreement between the Company and Merger Sub in a mutually agreed form in accordance with Bermuda law (the “Bermuda Merger Agreement”) (subject to the approval of the shareholders);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent to enter into this Agreement, certain shareholders of the Company are entering into a Voting and Support Agreement (the “Voting Agreement”), with Parent pursuant to which, among other things, such shareholders have agreed to (a) vote the issued and outstanding Common Shares and Preferred Shares beneficially owned by such shareholders in favor of approval and adoption of this Agreement and the Bermuda Merger Agreement, (b) take other actions in furtherance of the transactions contemplated by this Agreement and the Bermuda Merger Agreement, (c) waive any appraisal rights that such holders may have and (d) not vote the issued and outstanding Common Shares and Preferred Shares beneficially owned by such shareholders in favor of certain transactions other than the Merger and the other transactions contemplated by this Agreement and the Bermuda Merger Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered a Limited Guaranty (the “Guaranty”) from Dalea Partners, LP, an Oklahoma limited partnership (“Guarantor”), in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, all of the holders of Preferred Shares have entered into a Contribution Agreement with Parent and certain other Persons (the “Contribution Agreement”), pursuant to which, subject to the terms and conditions contained therein, the holders of Preferred Shares committed to transfer, contribute and deliver all of their Preferred Shares and their pro rata share of US$100,000 to Parent in exchange for equity of Parent.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE Merger

Section 1.1The Merger; Effective Time.

(a)At the Effective Time and subject to the terms and conditions of this Agreement, the Bermuda Merger Agreement, and the applicable provisions of the Companies Act and the TBOC, (a) the Company shall be merged with and into Merger Sub, (b) the separate corporate existence of the Company shall cease and (c) Merger Sub shall, as the surviving company in the Merger (the “Surviving Company”), continue its existence and be governed under the TBOC.  The name of the Surviving Company shall be TAT Merger Sub LLC.  The Merger shall constitute a merger pursuant to the applicable provisions of the Companies Act and the TBOC.

(b)Subject to and upon the terms and conditions of this Agreement and the Bermuda Merger Agreement, on or prior to the Closing Date, the parties shall cause (i) the Bermuda Merger Agreement to be executed and delivered, (ii) a notice of the Merger together with all matters required to be attached thereto or contained therein (the “Bermuda Merger Notice”) to be prepared, executed and delivered to the Registrar of Companies in Bermuda (the “Bermuda Registrar”) as provided under and in accordance with section 104C of the Companies Act, including a statement that the effective time of the Merger will be the date and time specified in the Bermuda Merger Agreement, the date the Texas Certificate of Merger is filed with the Texas Secretary of State or at such other subsequent date as the Company and Merger Sub may agree pursuant to the terms of the Bermuda Merger Agreement in accordance with the Companies Act and the TBOC (the “Effective Time”), and (iii) the Texas Certificate of Merger to be filed with the Texas Secretary of State in accordance with the TBOC. At any time after the Effective Time, if any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all properties, rights and privileges as provided herein, the officers of the Surviving Company are fully authorized in the name of the Company or otherwise to take, and shall take, all such lawful and necessary action.

(c)At and after the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Texas Certificate of Merger and the applicable provisions of the Companies Act and the TBOC. Without limitation of the foregoing, and subject thereto, at the Effective Time: (i) the merger of the Company with and into Merger Sub and the vesting of their undertaking, property and liabilities in the Surviving Company shall become effective; (ii) the property of each of the Company and Merger Sub shall become the property of the Surviving Company; (iii) the Surviving Company shall continue to be liable for the obligations and liabilities of each of the Company and Merger Sub; (iv) any existing cause of action, claim or liability to prosecution shall be unaffected; (v) a civil, criminal or administrative action or proceeding pending by or against any of the Company or Merger Sub may continue to be prosecuted by or against the Surviving Company; and (vi) a conviction against, or ruling, order or judgment in favor of or against, the Company or Merger Sub may be enforced by or against the Surviving Company.

Section 1.2Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of Foley & Lardner LLP, 2021 McKinney Avenue, Suite 1600, Dallas, Texas 75201, as soon as possible, but in any event no later than the date that is five (5) Business Days after the date the conditions set forth in ARTICLE VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as the parties may mutually agree.  The day on which the Closing takes places is referred to as the “Closing Date”.

Section 1.3Effects of the Merger.  Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Common Shares or equity interests in Parent or Merger Sub:

(a)Merger Sub Equity.  Each limited liability company membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding with full voting rights including the right to vote for the appointment of managers of the Surviving Company.

(b)Cancellation of Treasury Shares and Parent-Owned Securities.  Each (i) Common Share owned by the Company or any of its wholly-owned Subsidiaries immediately prior to the Effective Time and (ii) Preferred Share owned, directly or indirectly, by Parent, the equity holders of the Parent or any of Parent’s wholly-owned Subsidiaries (including Merger Sub) immediately prior to the Effective Time ((i) and (ii) collectively, the “Excluded Shares”) shall be canceled automatically and shall cease to exist, and no consideration shall be paid for those Excluded Shares.

(c)Conversion of Company Equity.  Each Common Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Excluded Shares), including for the avoidance of doubt each Common Share subject to an RSU that will vest as of the Effective Time in accordance with Section 1.5 below, shall be converted automatically into the right to receive US$0.13 in cash (subject to any applicable withholding Tax), and without interest (the “Merger Consideration”), whereupon all such Common Shares shall be automatically canceled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented those shares (“Certificates”) and the holders of Common Shares registered in the register of shareholders of the Company (“Book-Entry Shares”) shall cease to have any rights with respect to those shares, other than the right to receive the Merger Consideration in accordance with Section 1.4.

Section 1.4Surrender of Certificates; Payment of Merger Consideration.

(a)Paying Agent.  Prior to the Effective Time, Parent shall (i) select a bank or trust company, reasonably satisfactory to the Company, to act as the paying agent in the Merger (the “Paying Agent”) and (ii) enter into a paying agent agreement with the Paying Agent in customary form agreed to by Parent and the Company.

(b)Payment Fund.  At or prior to the Effective Time, Parent shall (a) provide funds to the Paying Agent in amounts sufficient for the payment of the Merger Consideration payable under Section 1.3(c). Such funds provided to the Paying Agent are referred to as the “Payment Fund.”

(c)Payment Procedures.

(i)Letter of Transmittal.  As promptly as practicable (but in no event later than three (3) Business Days) following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Common Shares converted pursuant to Section 1.3(c) the following: (A) a letter of transmittal in customary form agreed to by Parent and the Company (a “Letter of Transmittal”), specifying that delivery shall be effected, and risk of loss and title to such holder’s converted shares shall pass, only upon proper delivery of Certificates, or transfer of Book-Entry Shares, and a Letter of Transmittal to the Paying Agent and (B) instructions for surrendering such Certificates, if any.

(ii)Surrender of Certificates. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a duly executed Letter of Transmittal and any other documents reasonably required by the Paying Agent, the holder of that Certificate shall be entitled to receive, and the Paying Agent shall pay in exchange therefor, the Merger Consideration payable in respect of the number of Common Shares evidenced by that Certificate less any required withholding of Taxes. Any Certificates so surrendered shall be canceled immediately. No interest shall accrue or be paid on any amount payable upon surrender of Certificates.

(iii)Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate but may, if required by the Paying Agent, be required to deliver an executed Letter of Transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Section 1.4(c)(iii). Each holder of record of one or more Book-Entry Shares whose Common Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time or following the Paying Agent’s receipt of an “agent’s message” and the applicable Letter of Transmittal (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after such time, the Merger Consideration to which such holder is entitled to receive pursuant to this Section 1.4(c)(iii).

(iv)Unregistered Transferees. If any Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, then the Merger Consideration may be paid to such a transferee so long as (A) the surrendered Certificate is accompanied by all documents required to evidence and effect that transfer and (B) the Person requesting such payment (1) pays any applicable transfer Taxes or (2) establishes to the satisfaction of Parent and the Paying Agent that any such Taxes have already been paid or are not applicable.

(v)No Other Rights. Until surrendered in accordance with this Section 1.4(c), each Certificate or Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Consideration. Any Merger Consideration paid upon the surrender of any Certificate or Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to that Certificate or Book-Entry Share and the Common Shares formerly represented by it.

(d)No Further Transfers. Immediately prior to the Effective Time, the register of shareholders of the Company shall be closed and there shall be no further registration of transfers of the Common Shares that were issued and outstanding immediately prior to the Effective Time.

(e)Required Withholding. Parent, the Surviving Company and the Paying Agent shall be entitled to deduct and withhold from any Merger Consideration payable under this Agreement such amounts as may be required to be deducted or withheld therefrom under (i) the Internal Revenue Code of 1986 (the “Code”), (ii) any applicable state, local or foreign Tax Laws or (iii) any other applicable Laws. To the extent that any amounts are so deducted and withheld, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement.

(f)No Liability. None of Parent, the Surviving Company, the Paying Agent or any other Person shall be liable to any holder of Certificates or Book-Entry Shares for any amount properly paid to a public official under any applicable abandoned property, escheat or similar Laws.

(g)Investment of Payment Fund. The Paying Agent shall invest the Payment Fund as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations of issuers organized under the laws of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding US$3 billion. Any interest and other income resulting from such investment shall become a part of the Payment Fund, and any amounts in excess of the amounts payable under Section 1.3(c) shall be paid promptly to Parent.

(h)Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Certificates or Book-Entry Shares one (1) year after the Effective Time shall be delivered by the Paying Agent to Parent upon demand. Thereafter, any holder of Certificates or Book-Entry Shares who has not complied with this Section 1.4 shall look only to Parent for payment of the applicable Merger Consideration.

(i)Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in the form reasonably required by Parent as indemnity against any claim that may be made against Parent on account of the alleged loss, theft or destruction of such Certificate, the Paying Agent shall pay the Merger Consideration to such Person in exchange for such lost, stolen or destroyed Certificate.

Section 1.5Restricted Company Shares. As of the Effective Time, each outstanding restricted stock unit award granted under a Company Equity Plan (an “RSU”) shall fully vest and be cancelled and shall entitle the holder thereof to receive, at the Effective Time, an amount in cash equal to the product of (x) the total number of Common Shares subject to such RSU immediately prior to the Effective Time times (y) the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

Section 1.6Shares of Dissenting Holders. All Dissenting Shares shall be cancelled and converted as of the Effective Time into the right to receive the Merger Consideration as described in Section 1.3(c), as though such Dissenting Shares were Common Shares for the purposes thereof, and any Dissenting Holder shall, in the event that the fair value of a Dissenting Share as determined by the Supreme Court of Bermuda under Section 106 of the Companies Act is greater than the Merger Consideration, be paid such difference by the Surviving Company within thirty (30) days of the final Court appraisal of the fair value of such Dissenting Shares. Additionally, in the event that a Dissenting Holder effectively withdraws or otherwise waives any right to appraisal, its Common Shares shall be cancelled and converted as of the Effective Time into the right to receive the Merger Consideration for each such Dissenting Share held by such Dissenting Holder. The Company shall give Parent (i) prompt notice of (A) any demands for appraisal of Dissenting Shares or withdrawals of such demands received by the Company and (B) to the extent that the Company has Knowledge, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and (ii) to the extent permitted by applicable Law, the opportunity to participate with the Company in settlement negotiations and proceedings with respect to any written demands for appraisal under the Companies Act. The Company shall not voluntarily make any payment with respect to, or settle, or offer to settle, any such demands or applications without the prior written consent of Parent.

ARTICLE II
The Surviving Company

Section 2.1Certificate of Formation.  The certificate of formation (as the equivalent corporate documents to the Company’s memorandum of continuance) of Merger Sub (the “Certificate of Formation”) in effect at the Effective Time shall be the certificate of formation of the Surviving Company until amended in accordance with applicable Law.

Section 2.2Managers and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law or the applicable governing documents of the Surviving Company, (i) the managers of Merger Sub at the Effective Time shall be the managers of the Surviving Company and (ii) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Company. The registered office of the Surviving Company shall be 16803 Dallas Parkway, Addison, Texas 75001.

Section 2.3Company Agreement of the Surviving Company. The company agreement (as the equivalent corporate documents to the Company’s bye-laws) of Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company (the “Surviving Company Operating Agreement”), until thereafter amended as provided therein or by applicable Law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as in this ARTICLE III; provided that such representations and warranties by the Company are qualified in their entirety by reference to the disclosure (a) in the Company SEC Documents filed or furnished with the SEC prior to the date hereof (excluding, in each case, any disclosures set forth or referenced in any risk factor section or any disclosure of risks included in any “forward-looking statements,” in each case solely to the extent they are general in nature; and provided further that nothing disclosed in such Company SEC Documents shall be deemed to be a qualification of or modification to the representations and warranties in Section 3.3 and Section 3.26), or (b) in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”), it being understood and agreed that each disclosure in the Company Disclosure Letter or such Company SEC Documents shall qualify or modify each of the representations and warranties in this ARTICLE III (other than Section 3.3 and Section 3.26 in the case of such Company SEC Documents) to the extent the applicability of the disclosure is reasonably apparent from the text of the disclosure made.

Section 3.1Organization and Power. Each of the Company and its Subsidiaries is a corporation, exempted company, limited liability company or other legal entity duly organized, validly existing and in good standing (if and to the extent such term is so recognized in the relevant jurisdiction) under the Laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 3.2Foreign Qualifications. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, exempted company, limited liability company or other legal entity and is in good standing (if and to the extent such term is so recognized in the relevant jurisdiction) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where failure to be so qualified or licensed or in good standing would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.3Corporate Authorization.  The Company has all necessary corporate power and authority to enter into this Agreement and the Bermuda Merger Agreement and, subject to approval and adoption of this Agreement and the Bermuda Merger Agreement by the Requisite Company Vote, to consummate the transactions contemplated by this Agreement and the Bermuda Merger Agreement. The Company Board by resolution (i) determined that this Agreement and the Bermuda Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth therein, are in the best interests of the Company and the Company's shareholders and constitute fair value to the Company’s shareholders; (ii) approved and declared advisable this Agreement and the Bermuda Merger Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement and the Bermuda Merger Agreement, including the Merger, upon the terms and subject to the conditions set forth therein; (iii) directed that this Agreement and the Bermuda Merger Agreement be submitted to a vote of the Company's shareholders for adoption at the Company Shareholder Meeting; and (iv) resolved to recommend that Company shareholders vote in favor of adoption of this Agreement, the Bermuda Merger Agreement and the transactions contemplated hereby and thereby in accordance with the Companies Act and the TBOC (the “Recommendation”). The (a) execution and delivery and performance by the Company of this Agreement and the Bermuda Merger Agreement and (b) consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate action or corporate proceeding on the part of the Company are necessary to authorize the execution and delivery of this Agreement, the Bermuda Merger Agreement, or the Merger subject to the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement, the Bermuda Merger Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby.

Section 3.4Enforceability.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (whether considered in a proceeding at equity or at law).

Section 3.5Organizational Documents.  The Company has made available to Parent or Representatives of Parent correct and complete copies of the memorandum of continuance and bye-laws of the Company, and the memorandum of association and bye-laws or other similar Organizational Documents in effect as of the date hereof of each of the Company’s Subsidiaries, or such documents have otherwise been filed or furnished with the Company SEC Documents (collectively, the “Company Organizational Documents”). Neither the Company nor any of its Subsidiaries is in violation of its respective Company Organizational Documents in any material respect.

Section 3.6Subsidiaries.  Except as set forth in Section 3.6 of the Company Disclosure Letter, (a) each of the Subsidiaries of the Company is wholly-owned by the Company, directly or indirectly, and all of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company are free and clear of any Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests except for any Liens imposed by applicable securities Laws, except where any such failure to own any such shares free and clear, is not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (b) the Company does not own, directly or indirectly, any share capital of, or any other securities convertible or exchangeable into or exercisable for share capital of, any Person other than the Subsidiaries of the Company.

Section 3.7Governmental Authorizations.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity, other than:

(a)the filing of the Bermuda Merger Notice and related attachments with the Bermuda Registrar in accordance with section 104C of the Companies Act;

(b)the filing of the Texas Certificate of Merger and related attachments with the Texas Secretary of State in accordance with the TBOC;

(c)the filing of the Texas Certificate of Merger and related attachments with the Bermuda Registrar in accordance with the Companies Act;

(d)the filing with the SEC of (i) a proxy statement (the “Proxy Statement”) relating to the special meeting of the shareholders of the Company to be held to consider the approval and adoption of this Agreement and the Bermuda Merger Agreement (the “Company Shareholders Meeting”), (ii) the Schedule 13E-3 (including any amendments or supplements thereto and any other document incorporated or referenced therein) and (iii) any other filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Securities Act or the Exchange Act;

(e)compliance with any applicable foreign or state securities or blue sky laws;

(f)compliance with the NYSE and TSX rules and regulations;

(g)compliance with all applicable competition Laws, including the HSR Act (collectively, “Competition Laws”) including all such filings as may be required under any Competition Laws (and any actions or nonactions, waivers, consents, clearances or approvals by a Governmental Entity, or expirations or terminations of waiting periods, required in connection with the foregoing);

(h)any other U.S. or Canadian regulatory filings/consents; and

(i)where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (collectively, the consents, approvals and authorizations required under Section 3.7(a)-(i), the “Company Approvals”).

Section 3.8Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not:

(a)contravene, violate or breach any provision of the Company Organizational Documents, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect;

(b)contravene, violate or breach any Laws or Orders applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries (“Company Assets”) are bound, assuming that all consents, approvals, authorizations, filings and notifications described in Section 3.7 have been obtained or made or, if not obtained or made, would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect;

(c)result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contracts to which the Company or any of its Subsidiaries is a party or by which any Company Assets are bound (collectively, “Company Contracts”), other than as in Section 3.8(c) of the Company Disclosure Letter or as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect;

(d)require any consent, approval or other authorization of, or filing with or notification to, any Person under any Company Contracts, other than as in Section 3.8(d) of the Company Disclosure Letter or, if not obtained, would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect;

(e)give rise to any termination, cancellation, amendment, modification,  default or acceleration of Indebtedness under any Company Contracts (or event or condition that with the passage of time or giving of notice or both would give rise to any termination, cancellation, amendment, modification, default or acceleration of Indebtedness under any Company Contracts), other than as in Section 3.8(e) of the Company Disclosure Letter or as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect; or

(f)cause the creation or imposition of any Liens on any Company Assets, other than as in Section 3.8(f) of the Company Disclosure Letter or as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.9Capitalization.

(a)As of the date of this Agreement, the Company’s authorized share capital consists solely of 200,000,000 Common Shares of par value of US$0.10 each (the “Common Shares”), 99,010,000 undesignated shares of par value US$0.01 each, and 950,000 preferred shares designated as the “12.0% Series A Convertible Redeemable Preferred Shares” par value US$0.01 each (the “Preferred Shares”). As of July 31, 2020, (i) 68,586,290 Common Shares were issued and outstanding, (ii) 368,916 Restricted Company Shares were outstanding and subject to vesting restrictions, and (iii) 950,000 Preferred Shares were issued and outstanding and are convertible into 46,466,300 Common Shares. Except as provided in this Section 3.9(a), as of the date hereof, there are no shares or securities convertible into or exchangeable for shares in the share capital of the Company.

(b)The Company has made available to Parent or Representatives of Parent, or otherwise filed or furnished with the Company SEC Documents, correct and complete copies of all plans, including any amendments thereto, under which Restricted Company Shares and other share-based awards have been granted (the “Company Equity Plans”).

(c)Each issued and outstanding share of the share capital of each Subsidiary of the Company that is a corporation is duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. All non-corporate equity interests (including partnership interests and limited liability company interests) of the Company’s Subsidiaries held by the Company or any other Subsidiary have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights.

(d)Except as in Section 3.9(d) of the Company Disclosure Letter, there are no outstanding obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any Common Shares, Preferred Shares or share capital of any Subsidiary of the Company or (ii) to make any loan to or investment in (A) any Subsidiary of the Company that is not wholly owned by the Company or (B) any other Person.

Section 3.10Reports and Financial Statements.

(a)The Company has filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC on a timely basis since January 1, 2018 (together with any documents so filed or furnished during such period on a voluntary basis, in each case as may have been amended, the “Company SEC Documents”). As of the date of filing or furnishing, in the case of Company SEC Documents filed or furnished pursuant to the Exchange Act (and to the extent such Company SEC Documents were amended, then as of the date of filing or furnishing such amendment), and as of the date of effectiveness in the case of Company SEC Documents filed pursuant to the Securities Act (and to the extent such Company SEC Documents were amended, then as of the date of effectiveness of such amendment), each of the Company SEC Documents (i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed, furnished or effective, and (ii) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of its filing date, furnishing date or effective date, as applicable. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.

(b)The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated cash flows and changes in shareholders’ equity for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in all material respects in conformity with GAAP (except, in the case of the unaudited financial statements, as permitted by the SEC) applied on a consistent basis during the periods referred to therein (except as may be indicated therein or in the notes thereto). Since January 1, 2018, subject to any applicable grace periods, the Company has been and is in compliance with the applicable provisions of the Sarbanes-Oxley Act and the applicable rules and regulations of NYSE and TSX, except for any such noncompliance that would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 3.11Internal Controls and Procedures.  The Company has designed and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and as necessary to permit preparation of financial statements in conformity with GAAP. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s principal executive officer and its principal financial officer by others in the Company or its Subsidiaries to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board, (i) any material weaknesses in its internal controls over financial reporting and (ii) any allegation of fraud that involves management of the Company or any other employees of the Company and its Subsidiaries who have a significant role in the Company’s internal controls over financial reporting or disclosure controls and procedures.

Section 3.12No Undisclosed Liabilities. The audited balance sheet of the Company dated as of December 31, 2019 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of its Subsidiaries has any Liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, other than Liabilities that: (i) are reflected or reserved against in the Company Balance Sheet (including in the notes thereto); (ii) are reflected in the “contractual obligations” subsection of the “management’s discussion and analysis of financial condition and results of operations” section of the Company SEC Documents; (iii) were incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice; (iv) are for performance of obligations arising under Contracts and not arising under or resulting from any breach or non-performance of such Contract; (v) are incurred in connection with the transactions contemplated by this Agreement; or (vi) would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.13Absence of Certain Changes or Events.

(a)Except as set forth on Section 3.13(a) of the Company Disclosure Letter, since January 1, 2020 through the date hereof, the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice in all material respects, except in connection with this Agreement and the transactions contemplated herein.

(b)There has not been, with respect to either the Company or any of its Subsidiaries, (i) any action taken after the date of the most recent financial statements contained in the Company SEC Documents as filed with or furnished to the SEC prior to the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(b), (d), (e), (f), (g), (h), (i), (j), (k) or (l), or (ii) except as set forth on Section 3.13(b) of the Company Disclosure Letter, since January 1, 2020, any event, occurrence, development or state of circumstances or facts that has had or would be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect.

Section 3.14Compliance with Law; Permits.

(a)Except as would not reasonably be expected, individually or in the aggregate, to (i) have a Company Material Adverse Effect with respect to non-U.S. or non-Bermuda Laws, or (ii) have a material and adverse effect on the Company and its Subsidiaries, taken as a whole, with respect to U.S. and Bermuda Laws, neither the Company nor any of its Subsidiaries are in violation of any Laws to which the Company and its Subsidiaries are subject or by which any of the Company Assets are bound.  Except as would not reasonably be expected, individually or in the aggregate, to (i) have a Company Material Adverse Effect with respect to non-U.S. or non-Bermuda Laws, or (ii) have a material and adverse effect on the Company and its Subsidiaries, taken as a whole, with respect to U.S. and Bermuda Laws, since January 1, 2018 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity of, been charged by any such Governmental Entity with, or, to the Knowledge of the Company, been under investigation by any such Governmental Entity with respect to any violation of any applicable Law, or commenced any internal investigation with respect to any of the foregoing matters. Except as would not reasonably be expected, individually or in the aggregate, to (i) have a Company Material Adverse Effect with respect to non-U.S. or non-Bermuda Laws, or (ii) have a material and adverse effect on the Company and its Subsidiaries, taken as a whole, with respect to U.S. and Bermuda Laws, neither the Company, nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees or agents or any other Person authorized to act, and acting, on behalf of the Company or its Subsidiaries has, directly or knowingly indirectly, in connection with the business activities of the Company used any funds for unlawful contributions, gifts, bribes, rebates, payoffs, influence payments, kickbacks, entertainment, or other unlawful expenses relating to political activity to or for the benefit of any government official, candidate for public office, political party or political campaign, for the purpose of (A) influencing any act or decision of such government official, candidate, party or campaign, (B) inducing such government official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any Person, (D) expediting or securing the performance of official acts of a routine nature, or (E) otherwise securing any improper advantage, in each case in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq. or any other applicable Law related to anti-corruption.

(b)The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders of any Governmental Entity or pursuant to any Law (the “Company Permits”) necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted, except where the failure to have any of the Company Permits would not, individually or in the aggregate, constitute a Company Material Adverse Effect. All Company Permits are in full force and effect, no default (with or without notice, lapse of time, or both) has occurred under any such Company Permit, and none of the Company or its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit, in each case, except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

(c)Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has, during the past three (3) years, violated the Arms Export Control Act (22 U.S.C. § 2778), the International Traffic in Arms Regulations (22 C.F.R. §§ 120 et seq.), the Export Administration Regulations (15 C.F.R. §§ 730 et seq.) (collectively, “Export Control Laws”), or OFAC Rules and (ii) neither the Company nor any of its Subsidiaries has, during the past three (3) years, received any written or, to the Knowledge of the Company, other communication that alleges that the Company or any of its Subsidiaries has violated any Export Control Laws or OFAC Rules.

Section 3.15Environmental Matters.  Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, since January 1, 2018, (a) the Company and its Subsidiaries have been, in compliance with all applicable Environmental Laws, (b) neither the Company nor any of its Subsidiaries has received any written notices or demand letters from any federal, state, local or foreign Governmental Entity or other Person alleging that the Company or any of its Subsidiaries is in violation of, or subject to liability under, any Environmental Law, the subject of which is unresolved, (c) there are no actions, suits or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries arising under Environmental Law, and (d) there has been no release or, to the Knowledge of the Company, threatened release of any Hazardous Substance in violation of any applicable Environmental Law or as would reasonably be expected to result in material liability under any Environmental Law at or from any properties or facilities currently owned, leased or operated by the Company or any of its Subsidiaries or, as regarding properties or facilities formerly owned, leased or operated by the Company or any of its Subsidiaries, as a result of any activity of the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other Person, during the time such properties or facilities were owned, leased or operated by the Company or any of its Subsidiaries.

Section 3.16Employee Benefit Plans.

(a)Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, none of the Company, its Subsidiaries or any other entity that is, or at any relevant time was, required to be treated as a single employer with the Company under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code maintains, contributes to, or has any liability, whether contingent or otherwise, with respect to, and has not within the preceding six (6) years maintained, contributed to or had any liability, whether contingent or otherwise, with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) that is or has been (i) subject to Title IV of ERISA or Section 412 of the Code or subject to Section 4063 or 4064 of ERISA or (ii) a Multiemployer Plan. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, no Company Benefit Plan provides medical or other welfare benefits with respect to current or former employees or directors of the Company or its Subsidiaries, or any spouse or dependent of any such person, beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA).

(b)Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or as set forth on Section 3.16(b) of the Company Disclosure Letter: (i) since January 1, 2018, each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the Internal Revenue Service; (iii) all contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due); (iv) there are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of or against any of the Company Benefit Plans; and (v) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened, by the Internal Revenue Service, the Department of Labor, or other Governmental Entity with respect to any Company Benefit Plan.

(c)Except as provided in this Agreement or as required by applicable Law or as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse

Effect, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation (other than state or federal unemployment insurance) or any other payment, (ii) accelerate the time of payment or vesting of, or increase the amount of, any benefits or compensation due to any such employee, consultant or officer or result in the forgiveness of any Indebtedness of any such individual to the Company or any of its Subsidiaries, (iii) result in any payment or benefit that will be made by the Company or its Subsidiaries that would not be deductible pursuant to Section 280G of the Code or (iv) result in any reimbursement of any excise Taxes incurred under Section 4999 of the Code.

(d)Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, all Company Foreign Plans (i) have been maintained in accordance with applicable Law and (ii) that are intended to qualify for special Tax treatment meet all material requirements for such treatment.

Section 3.17Investigations; Litigation. There are no Actions pending (or, to the Knowledge of the Company, threatened) against (a) the Company or any of its Subsidiaries, or any Company Assets, or (b) any director, officer or employee of the Company or any of its Subsidiaries or other Person for whom the Company or any of its Subsidiaries may be liable, that would reasonably be expected to cause a Company Material Adverse Effect or that would otherwise interfere in any material respect with the conduct of the Company and its Subsidiaries as now being currently conducted. There are no Orders outstanding against the Company or any of its Subsidiaries, except for those that, individually or in the aggregate, are not, and would not reasonably be expected to result in, a Company Material Adverse Effect.

Section 3.18Proxy Statement; Other Information. The Proxy Statement and the Schedule 13E‑3 (including any amendments or supplements thereto and any other document incorporated or referenced therein) will not, at the time filed with the SEC, or at the time the Proxy Statement is first mailed to the shareholders of the Company or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of the Proxy Statement and the Schedule 13E-3 shall comply in all material respects with the requirements of the Exchange Act applicable thereto. No representation is made by the Company with respect to statements made in the Proxy Statement or the Schedule 13E-3 based on information supplied in writing by or on behalf of the Parent Parties or any of their Affiliates specifically for inclusion or incorporation by reference therein.

Section 3.19Tax Matters.  Except as set forth on Section 3.19 of the Company Disclosure Letter or as would not, individually or in the aggregate, constitute a Company Material Adverse Effect: (i) since January 1, 2018, the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate; (ii) since January 1, 2018, the Company and each of its Subsidiaries have paid all Taxes required to be paid (whether or not shown on such Tax Returns); (iii) there are not pending or threatened in writing any audits, examinations, investigations or other proceedings in respect of Taxes or Tax Returns of the Company or any of its Subsidiaries; (iv) there are no Liens for Taxes upon any property of the Company or any of its Subsidiaries, except for Permitted Liens; (v) the Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code; (vi) neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2); (vii) neither the Company nor any of its Subsidiaries (1) has received or applied for a Tax ruling from the Internal Revenue

Service or entered into a “closing agreement” pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law), in each case, that will affect the Company or any of its Subsidiaries after the Closing or (2) is a party to any Tax sharing or Tax indemnity agreement, other than any such agreement (x) solely between or among any of the Company and any of its Subsidiaries or (y) not primarily relating to Taxes and entered into in the ordinary course of business; or (viii) neither the Company nor any of its Subsidiaries is liable for any Taxes of any other Person (other than the Company and its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

Section 3.20Labor Matters. Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, (a) (i) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries, (ii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (iii) there is no slowdown, or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to employees of the Company or any of its Subsidiaries, and (b) the Company and its Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment, and (iii) unfair labor practices.

Section 3.21Intellectual Property.

(a)Except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries either own or have a right to use such patents, trademarks, trade names, service marks, domain names, copyrights and any applications and registrations for any of the foregoing, trade secrets, know-how, technology, Software and other intangible intellectual property rights (collectively, “Intellectual Property”) as are used in the business of the Company and its Subsidiaries as currently conducted. Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, immediately following the Closing, the Company and its Subsidiaries will continue to own or have a right to use all Intellectual Property used in the business of the Company and its Subsidiaries as conducted as of the Closing. To the Knowledge of the Company, (i) neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property of any third party in the three years prior to the date of this Agreement and (ii) as of the date hereof, no third party is infringing, misappropriating or violating any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries, in each case under clauses (i) and (ii) in a manner that would have a Company Material Adverse Effect.

(b)Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, there are no Actions pending or, to the Knowledge of the Company, threatened that (i) challenge or question the validity of or the Company’s ownership, internal transfers or assignments of, or right to use, Intellectual Property owned by the Company or any of its Subsidiaries, or (ii) assert infringement, misappropriation, or violation by the Company or any of its Subsidiaries of any Intellectual Property owned by a third party.

(c)Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, since January 1, 2018, the Company and its Subsidiaries have taken commercially reasonable steps to comply with privacy and similar Laws and maintain the confidentiality of trade secrets, personal, sensitive, or similar customer information owned by them or in their custody.

Section 3.22Real and Personal Property.  Except as would not, individually or in the aggregate, (i) have a material and adverse effect on the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have good and valid fee simple title to all of their respective material owned real property, (ii) constitute a Company Material Adverse Effect, the Company and its Subsidiaries have good and valid title to all the personal properties and assets reflected on the latest audited balance sheet included in the Company SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof which are material to the Company and its Subsidiaries taken as a whole (except for properties and assets that have been disposed of since the date thereof) and (iii) have a material and adverse effect on the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have valid leasehold interests in all of their respective leased real property, in each case free and clear of all Liens except for Permitted Liens.  To the Knowledge of the Company, no Company Asset is on lease or on sublease to a Sanctioned Person in violation of OFAC.

Section 3.23Material Contracts.  As of the date hereof, there are no material Contracts to which the Company or any of its Subsidiaries is a party that are required to be described in, or filed as an exhibit to, any Company SEC Reports that are not so described or filed as required by the Securities Act or the Exchange Act (collectively, the “Material Contracts”). Each Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except to the extent such Material Contract has previously expired in accordance with its terms or as would not, individually or in the aggregate, constitute a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, or, to the Knowledge of the Company, the other parties thereto, is in violation of, or default under, any provision of any Material Contract, and, to the Knowledge of the Company, no party to any Material Contract has committed or failed to perform any act under and no event has occurred which, with or without notice, lapse of time or both, would constitute a default under the provisions of such Material Contract, except in each case for such violations and failures as would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 3.24Opinions of Financial Advisors.  Seaport Gordian Energy LLC (the “Advisor”) has delivered to the Special Committee and the Company Board, on or prior to the date hereof, its opinion (the “Fairness Opinion”) to the effect that, as of the date of such opinion, subject to the various assumptions and qualifications set forth therein, the Merger Consideration to be received by holders of Common Shares (other than Excluded Shares) is fair, from a financial point of view, to such holders and such opinion has not been withdrawn, revoked or modified (it being understood and agreed that such written opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub).  The Company has obtained the authorization of Advisor to include a copy of such opinion in the Proxy Statement.

Section 3.25Finders or Brokers; Fees.  No broker, investment banker, financial advisor or other Person, other than the Advisor (and Company has furnished to Parent Parties a true, correct and complete copy of all engagement letters with the Advisor), is entitled to any broker’s, finder’s, financial advisor’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or any of its Subsidiaries.

Section 3.26Required Vote of Company Shareholders.  The Requisite Company Vote is the only vote or consent of the holders of any class or series of the share capital of the Company or any of its Subsidiaries necessary (under the Company Organizational Documents, the Companies Act, other applicable Laws or otherwise) to approve and adopt this Agreement, the Bermuda Merger Agreement, the Merger and the other transactions contemplated thereby.

Section 3.27Takeover Laws.  Assuming the accuracy of the representations and warranties of the Parent Parties set forth in ARTICLE IV, to the Knowledge of the Company, as of the date of this

Agreement, no “fair price,” “moratorium,” “control share acquisition,” “interested shareholder,” “business combination” or other form of antitakeover statute or regulation (collectively, “Takeover Statutes”) would reasonably be expected to restrict or prohibit this Agreement, the Bermuda Merger Agreement, the Merger or the other transactions contemplated hereby and thereby by reason of it being a party to this Agreement and the Bermuda Merger Agreement, performing its obligations hereunder and thereunder and consummating the Merger and the other transactions contemplated hereby and thereby.

Section 3.28Related Party Transactions.  Except as contemplated hereby or as otherwise disclosed in the Company SEC Documents, (i) since January 1, 2018, neither the Company nor any of its Subsidiaries has entered into any Contract under which the Company or any of its Subsidiaries has incurred any material liability between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any Person (other than the holders of Preferred Shares, the Company or its Subsidiaries) which owns of record or beneficially any equity interest in any Subsidiary of the Company and (ii) since January 1, 2018, other than this Agreement and the other agreements contemplated hereby, the Company has not entered into any transaction, or series of similar transactions or entered into any Contracts, nor are there any currently proposed transactions, or series of similar transactions or Contracts to which the Company or any of its Subsidiaries was or, in the case of a proposed transaction, is to be a party, that would be required to be but has not been, disclosed under Item 404 of Regulation S-K of the SEC. For purposes of this Agreement, the transactions contemplated by clauses (i) and (ii) of the preceding sentence are referred to collectively as “Related Party Transactions.”

Section 3.29No Other Representations or Warranties.  Except for the representations and warranties expressly contained in this ARTICLE III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates and the Company and its Affiliates shall have no liability to the Parent Parties or the Surviving Company with respect to any other representation, warranty, statement, document, prediction or other piece of information, written or oral, express or implied, made or provided to the Parent Parties.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Each of the Parent Parties represents and warrants to the Company as in this ARTICLE IV; provided that such representations and warranties by the Parent Parties are qualified in their entirety by reference to the disclosure in the disclosure schedule delivered by the Parent Parties to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), it being understood and agreed that each disclosure in the Parent Disclosure Letter shall qualify or modify each of the representations and warranties in this ARTICLE IV to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made.

Section 4.1Organization and Power. Each of the Parent Parties is a limited liability company duly organized, validly existing and in good standing (if and to the extent such term is so recognized in the relevant jurisdiction) under the Laws of its jurisdiction of organization. Each of the Parent Parties has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 4.2Authority and Approval.  Each of the Parent Parties has all necessary power and authority to enter into this Agreement and the Bermuda Merger Agreement and to consummate the transactions contemplated by this Agreement and the Bermuda Merger Agreement. The approval of this Agreement, the Merger, the Bermuda Merger Agreement and the transactions contemplated hereby and thereby by Parent in its capacity as the sole shareholder of the Merger Sub is the only vote or consent of the holders of any class or series of ordinary shares of Merger Sub necessary to approve this Agreement, the Merger, the Bermuda Merger Agreement or the transactions contemplated hereby and thereby.

Section 4.3Enforceability.  This Agreement has been duly executed and delivered by the Parent Parties and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of the Parent Parties, enforceable against the Parent Parties in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (whether considered in a proceeding at equity or at law).

Section 4.4Organizational Documents.  The Parent has made available to the Company correct and complete copies of the Organizational Documents in effect as of the date hereof of the Parent, and the Organizational Documents in effect as of the date hereof of the Merger Sub (collectively, the “Parent Parties’ Organizational Documents”). Neither the Parent nor Merger Sub is in violation of its respective Parent Parties’ Organizational Documents in any material respect.

Section 4.5Governmental Authorizations. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity, other than:

(a)the filing of the Bermuda Merger Notice and related attachments with the Bermuda Registrar in accordance with section 104C of the Companies Act;

(b)the filing of the Texas Certificate of Merger and related attachments with the Texas Secretary of State in accordance with the TBOC;

(c)the filing of the Texas Certificate of Merger and related attachments with the Bermuda Registrar in accordance with the Companies Act;

(d)the filing with the SEC of any filings or reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Exchange Act or the Securities Act; and

(e)where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Parent Material Adverse Effect (collectively, the consents, approvals and authorizations required under Section 4.5(a)-(e), the “Parent Approvals”).

Section 4.6Non-Contravention.  The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not:

(a)contravene or conflict with, or result in any violation or breach of, any provision of the Organizational Documents of Parent or Merger Sub, as in effect on the date of this Agreement except as would not reasonably be expected to have a Parent Material Adverse Effect;

(b)contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to Parent or Merger Sub or by which any assets of Parent or Merger Sub (“Parent Assets”) are bound, assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.5 have been obtained or made or, if not obtained or made, would not reasonably be expected to have a Parent Material Adverse Effect;

(c)result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contracts to which Parent or Merger Sub is a party or by which any Parent Assets are bound (collectively, “Parent Contracts”), other than as would not reasonably be expected to have a Parent Material Adverse Effect; or

(d)require any consent, approval or other authorization of, or filing with or notification to, any Person under any Parent Contracts, other than those that, if not obtained, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.7Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities of any type or kind whatsoever or conducted any operations other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding ordinary shares of Merger Sub are owned directly by Parent. Except for obligations and liabilities incurred in connection with its formation, the entry into this Agreement, the Bermuda Merger Agreement, the Merger or the transactions or performances contemplated hereby and thereby, each of Parent and Merger Sub has not and will not prior to the Effective Time (x) incur, directly or indirectly, any obligations, (y) enter into any other agreements or arrangements with any Person other than a holder of Preferred Shares, their Affiliates or their financing sources with respect to the Merger, or (z) acquire any material assets or liabilities other than those in furtherance of this Agreement.

Section 4.8Proxy Statement; Other Information. None of the information supplied in writing by or on behalf of the Parent Parties or any of their Affiliates to be included in the Proxy Statement or the Schedule 13E-3 will, at the time the Proxy Statement and the Schedule 13E-3 are filed with the SEC, or at the time the Proxy Statement is first mailed to the shareholders of the Company or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is made by any of the Parent Parties with respect to any other statements made in the Proxy Statement or the Schedule 13E-3.

Section 4.9Contribution Agreement.

(a)Parent, the Preferred Shareholder Investors, and the others parties thereto have executed and delivered the Contribution Agreement, pursuant to which, subject to the terms and conditions thereof, (i) the Preferred Shareholder Investors committed to transfer, contribute and deliver all of their Preferred Shares to Parent in exchange for equity of Parent and (ii) all parties thereto waived any appraisal rights arising as a result of the Merger.

(b)Parent will have cash proceeds on the Closing Date sufficient for the satisfaction of the Parent Parties’ obligations to pay the aggregate Merger Consideration and pay any fees and expenses of or payable by the Parent Parties in connection with the Merger. Assuming satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, immediately after giving effect to the transactions contemplated by this Agreement (including the Merger, any repayment of existing indebtedness contemplated by this Agreement, and the payment of all related fees and expenses), the Surviving Company’s financial condition shall not be materially worse than the Company’s financial condition on the date of this Agreement.  Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of is Subsidiaries or any other Person.

Section 4.10Finders or Brokers. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.11Guaranty. Concurrently with the execution of this Agreement, Guarantor has delivered to the Company the duly executed Guaranty. The Guaranty is in full force and effect and constitutes a legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, except as such enforceability: (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (b) is subject to general principles of equity. No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of Guarantor pursuant to the Guaranty.

ARTICLE V
COVENANTS AND AGREEMENTS

Section 5.1Conduct of Business of the Company.  From the date of this Agreement until the earlier of (a) the date upon which this Agreement is terminated in accordance with ARTICLE VII, or (b) the Effective Time, except (i) as contemplated or permitted by this Agreement, (ii) as required by applicable Law, or (iii) as contemplated by the terms of any Material Contract, without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall, and shall cause each of its Subsidiaries to, (A) conduct its operations only in the ordinary course of business consistent with past practice in all material respects, and (B) use its commercially reasonable efforts to maintain and preserve intact in all material respects its business organization, to retain the services of its current officers and key employees, and to preserve the good will of its customers, suppliers and other Persons with whom it has business relationships. Without limiting the generality of the foregoing, and except (a) as otherwise contemplated or permitted by this Agreement or in Section 5.1 of the Company Disclosure Letter, (b) as required by applicable Law, or (c) as contemplated by the terms of any Material Contract, from the date of this Agreement until the earlier of (i) the date upon which this Agreement is terminated in accordance with ARTICLE VII, or (ii) the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to take any of the following actions, without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed:

(a)Organization Documents. Amend any Company Organizational Documents (whether by merger, amalgamation, consolidation or otherwise);

(b)Dividends. Make, declare or pay any dividend or distribution (whether in cash, shares or property) on any shares in the capital of the Company, other than (1) any dividends paid with respect to the Preferred Shares in accordance with the terms and provisions of the Certificate of Designations of the Preferred Shares or (2) any dividend or distribution by a Subsidiary of the Company to the Company or a Subsidiary of the Company;

(c)Share Capital. Other than with respect to the Preferred Shares in accordance with the terms and provisions of the Certificate of Designations of the Preferred Shares, (1) adjust, subdivide, consolidate or reclassify its share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, its shares or that of its Subsidiaries, (2) redeem, purchase or otherwise acquire, or offer to purchase, redeem or otherwise acquire, directly or indirectly, any of its shares or any securities convertible or exchangeable into or exercisable for any of its shares, (3) grant any Person any right or option to acquire any of its shares, (4) issue, deliver or sell any additional shares or any securities convertible or exchangeable into or exercisable for any of its shares or such securities (other than pursuant to the vesting of

Restricted Company Shares and RSUs outstanding as of the date of this Agreement and in accordance with the terms of such Restricted Company Shares and RSUs as of the date of this Agreement) or (5) enter into any Contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of its share capital, except, in the case of each of clauses (1) through (4), as permitted under this Section 5.1(c);

(d)Acquisitions. Acquire, by merger, amalgamation, consolidation, acquisition of equity interests or assets, or otherwise, any business or any corporation, partnership, limited liability company, joint venture or other Person or division thereof, or any substantial portion thereof, except for (1) transactions between the Company and any wholly-owned Subsidiary of the Company or transactions between any such wholly-owned Subsidiaries, or (2) purchases of equipment or inventory in the ordinary course of business consistent with past practice;

(e)Dispositions. Sell, lease, license, transfer, pledge, encumber, grant, abandon, let lapse or dispose of any material Company Assets, including the share capital of Subsidiaries of the Company, (collectively, a “Disposition”), other than (1) the sale or lease of inventory in the ordinary course of business consistent with past practice or pursuant to existing Contracts, or (2) the disposition of used or excess equipment in the ordinary course of business consistent with past practice; provided, however, that no Disposition shall be permitted if it would result in an “event of default” under (and as defined in) any Contract relating to the Company Indebtedness or any other Material Contract;

(f)Contracts. Other than in the ordinary course of business consistent with past practice (1) enter into or materially modify any Material Contract or IP Contract, other than as permitted under another subsection of this Section 5.1, (2) enter into any Contract that would limit or otherwise restrict the Company or any of its Subsidiaries or any of their successors, or that would, after the Effective Time, limit or otherwise restrict Parent or any of its Subsidiaries (including the Surviving Company) or any of their successors, from engaging or competing in any line of business, in any geographic area or with any Person in any material respect, (3) enter into or modify any Contract constituting or relating to a Related Party Transaction, other than transactions between the Company and any wholly-owned Subsidiary of the Company, transactions between any such wholly-owned Subsidiaries or transactions with the Preferred Shareholder Investors, or (4) terminate, cancel or request any material change in any Material Contract;

(g)Indebtedness; Guarantees. Incur, assume, guarantee or prepay any Indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries or enter into any “keep well” or other agreement to maintain any financial condition of another Person, other than (i) trade payables and other trade debt and (ii) Indebtedness incurred since the date of this Agreement in the ordinary course of business consistent with prior practice; provided, however, in no event shall the outstanding Indebtedness of Company and its Subsidiaries exceed the following amounts by more than a ten percent (10%) variance:

(i)Denizbank hedging liability, $3,500,000;

(ii)	Denizbank term loan liability, $10,650,000 (expected to be offset by $3,000,000 cash asset);

(iii)Turkish statutory employment liability reserve, $2,400,000;

(iv)Payroll Protection Program liabilities, $650,000;

(v)Turkish tax liabilities, $1,500,000;

(vi)Turkish accounts payable, $3,900,000; and

(vii)U.S. accounts payable, $1,000,000;

(h)Loans. (1) Make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) to any Subsidiaries of the Company or (y) in the ordinary course of business consistent with past practice, or (2) make or forgive any loans (other than routine expense allowances issued in the ordinary course of business) to its directors, officers, employees or consultants;

(i)Actions. Except for claims and litigation with respect to which an insurer (but neither the Company nor any of its Subsidiaries) has the right to control the decision to settle, settle any Action, in each case made or pending against the Company or any of its Subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of Actions which, in any event (1) are solely for monetary damages for an amount not to exceed US$200,000 in the aggregate or (2) would not be reasonably expected to prohibit or restrict in any material respect the Company and its Subsidiaries from operating their business in substantially the same manner as operated on the date of this Agreement; provided, however, that the Company shall (i) promptly notify Parent of the institution of any Shareholder Litigation against the Company or any of its directors relating to this Agreement, the Merger or the transactions contemplated by this Agreement, (ii) keep Parent fully informed on a reasonably current basis regarding all material developments in any such Shareholder Litigation, (iii) provide Parent the opportunity to consult with the Company regarding the defense or settlement of any such Shareholder Litigation, and (iv) give due consideration to Parent’s advice with respect to such Shareholder Litigation;

(j)Insurance. Fail to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(k)Waivers of Rights. Cancel any material Indebtedness or waive any claims or rights of $100,000 or more in value, in each case other than in the ordinary course of business; or

(l)Related Actions. Agree to do any of the foregoing. Notwithstanding anything contained herein to the contrary, in no event shall the Company be deemed to have breached its obligations under this Section 5.1 for any purpose under this Agreement, unless the applicable Company action or omission is (i) effectuated by an employee of the Company or any of its Subsidiaries outside such employee’s designated scope of authority in the ordinary course of business and without the actual knowledge of N. Malone Mitchell 3rd, or (ii) explicitly approved by a majority of the members of the Company Board and such action is opposed in writing by N. Malone Mitchell 3rd in his capacity as a Manager of Parent.

Section 5.2Access and Confidentiality.

(a)From the date of this Agreement until the earlier of (1) the date upon which this Agreement is terminated in accordance with ARTICLE VII, or (2) the Effective Time, the Company shall, and shall cause its Subsidiaries, to: (i) provide to Parent and its Representatives, to the extent reasonably requested, access at reasonable times upon prior notice to the officers, employees, agents, properties, books and records of the Company and its Subsidiaries; (ii) furnish promptly such information concerning the Company and its Subsidiaries as Parent or its Representatives may reasonably request; and (iii) no later than the last day of each calendar month, prepare and deliver to Parent and its Representatives a true, correct and complete copy of an unaudited balance sheet and an unaudited statement of income and retained earnings for the immediately preceding calendar month; provided, however, that any such access or furnishing of information shall be conducted at Parent’s expense, during normal business hours, under the supervision of Company personnel and in such a manner as not to unreasonably interfere with the normal operations of the Company and its Subsidiaries.

(b)Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of the Company and its Subsidiaries.  For the avoidance of doubt, nothing contained in this Section 5.2 shall limit N. Malone Mitchell 3rd in his capacity as director of the Company, Chairman of the Company Board or Chief Executive Officer of the Company.

(c)Nothing contained in this Agreement shall require the Company or any of its Subsidiaries to permit any access, or disclose any information, that in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of the Company would reasonably be expected to result in (i) any violation of any Contract to which the Company or its Subsidiaries is a party or Law applicable to the Company or its Subsidiaries, or (ii) the potential waiver of any privilege (including attorney-client privilege) that the Company or its Subsidiaries may be entitled to assert with respect to such information.

(d)Parent and Merger Sub shall hold all documents and other information concerning the Company and its Subsidiaries furnished to Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby in confidence. Parent agrees that it shall not, and shall cause Merger Sub and its and their Affiliates and its and their Representatives not to use any information obtained pursuant to this Section 5.2 for any purposes unrelated to this Agreement and the Merger and the transactions contemplated hereby.

Section 5.3Acquisition Proposals.

(a)From the date of this Agreement until the earlier of (a) the date upon which this Agreement is terminated in accordance with ARTICLE VII, or (b) the Effective Time, except as permitted in Section 5.3(d), the Company shall not, and shall cause each of its Subsidiaries not to, and shall direct its Representatives not to, directly or indirectly:

(i)solicit, initiate or knowingly encourage or take any other action to knowingly facilitate the submission of any proposal that constitutes or is reasonably likely to lead to an Acquisition Proposal;

(ii)engage in discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to, any Person that has made or indicated an intention to make a proposal that constitutes or is reasonably likely to lead to an Acquisition Proposal;

(iii)withdraw, modify or amend the Recommendation in any manner adverse to Parent in any material respect;

(iv)approve, endorse or recommend any proposal that constitutes or is reasonably likely to lead to an Acquisition Proposal; or

(v)enter into any agreement in principle, arrangement, understanding or Contract relating to a proposal that constitutes or is reasonably likely to lead to an Acquisition Proposal.

(b)The Company and its Subsidiaries shall, and the Company shall cause its and its Subsidiaries’ Representatives to, immediately cease any discussions or negotiations with any Person or group that may be ongoing as of the date of this Agreement with respect to any Acquisition Proposal.  With respect to any Person or group with whom such discussions or negotiations have been terminated, the Company shall request such Person or group to promptly return or destroy in accordance with the terms of the applicable confidentiality agreement any information furnished by or on behalf of the Company.

(c)The Company shall notify Parent promptly (and no later than within 48 hours) upon receipt of (i) any Acquisition Proposal or indication by any Person considering making any Acquisition Proposal or (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal, including the identity of such Person and a description of the material terms and conditions of such Acquisition Proposal, indication or request. The Company shall keep Parent reasonably informed on a prompt basis of the status of any such Acquisition Proposal (including any material developments or material changes thereto), indication or request, and any related communications to or by the Company or its Representatives.

(d)Notwithstanding anything contained herein to the contrary, the Company and its Representatives and the Company Board (acting through the Special Committee) shall be permitted to, at any time prior to obtaining the Requisite Company Vote, in response to a bona fide written Acquisition Proposal:

(i)engage in discussions or negotiations with the Person who has made such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal, if the Company Board determines (x) in good faith, after consultation with its financial advisor and outside counsel, that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (y) after consultation with its outside counsel, that failing to engage in such discussions or negotiations would be inconsistent with the fiduciary duties of the Company Board under applicable Law;

(ii)furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to the Person who has made such Acquisition Proposal (and its Representatives), if the Company Board determines (x) in good faith, after consultation with its financial advisor and outside counsel, that such Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal and (y) after consultation with its outside counsel, that failing to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Law, but only so long as the Company has caused such Person to enter into a confidentiality agreement (negotiations and discussions with respect to which are expressly permitted following the requisite Company Board determination) with the Company, provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person; and

(iii)(1) withdraw, modify or amend the Recommendation in a manner adverse to Parent (an “Adverse Recommendation Change”), (2) approve, endorse or recommend such Acquisition Proposal, and (3) cause or permit the Company to terminate this

Agreement pursuant to Section 7.4(a) solely in order to concurrently enter into an agreement regarding a Superior Proposal, if (A) the Company receives from the Person submitting such Acquisition Proposal an executed confidentiality agreement (which the Company may negotiate with the Person during the four (4) Business Day notice period described below) in a customary form and (B) the Company Board determines (x) in good faith, after consultation with its financial advisor and outside counsel, that such Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal and (y) after consultation with outside legal counsel, that failing to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Law; provided, however, that the Company Board shall not make an Adverse Recommendation Change or approve, endorse or recommend such Acquisition Proposal, and the Company may not terminate this Agreement pursuant to clause (3) above, until (I) after the fourth (4th) Business Day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board and, if applicable, a statement that the Company Board intends to terminate this Agreement pursuant to Section 7.4(a) (it being understood and agreed that any amendment to the financial terms of such Superior Proposal shall require a new Notice of Superior Proposal and a new two (2) Business Day period), (II) during such four (4) Business Day period following Parent’s receipt of a Notice of Superior Proposal, in determining whether to make an Adverse Recommendation Change, to endorse or recommend such Acquisition Proposal or to cause or permit the Company to so terminate this Agreement, (A) the Company shall have offered to negotiate with (and, if accepted, negotiated with) Parent in making such commercially reasonable adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Merger and the other transactions contemplated by this Agreement, and (B) the Company Board shall have determined, after considering the results of such negotiations and the revised proposals made by Parent, if any, that the Superior Proposal giving rise to such Notice of Superior Proposal continues to be a Superior Proposal.

Notwithstanding the foregoing, the Company Board shall be permitted to (i) disclose to the shareholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act and (ii) make such other public disclosure if it determines, after consultation with outside legal counsel, that failing to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Law, it being understood, however, that this clause (ii) shall not be deemed to permit the Company Board to make an Adverse Recommendation Change or take any of the actions referred to in Section 5.3(d)(iii), except to the extent permitted by this Section 5.3(d).

Section 5.4Proxy Statement; Schedule 13E-3.

(a)As promptly as reasonably practicable following the date of this Agreement, (i) the Company, with the assistance of Parent and Merger Sub, shall prepare a preliminary Proxy Statement, which shall, subject to Section 5.3, include the Recommendation, and the Company and Parent shall jointly prepare a Rule 13E-3 transaction statement on Schedule 13E-3 (the “Schedule 13E-3”) and (ii) the Parent Parties shall furnish all information concerning themselves and their Affiliates that is required to be included in the Proxy Statement and shall promptly provide such other assistance in the preparation of the Proxy Statement as may be reasonably requested by the Company from time to time. As promptly as reasonably practicable thereafter, the Company shall file the preliminary Proxy Statement with the SEC, and the Company and the Parent Parties shall jointly file the Schedule 13E-3 with the SEC.

(b)The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, and each of the Company, on the one hand, and the Parent Parties, on the other hand, shall provide the other(s) with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement, the Schedule 13E-3 or the transactions contemplated hereby. The Company shall use its commercially reasonable efforts to respond (with the assistance of, and after consultation with, the Parent Parties as provided by this Section 5.4(b)) as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, and each of the Company and the Parent Parties shall thereafter use their respective commercially reasonable efforts to respond (with the assistance of, and after consultation with, each other as provided by this Section 5.4(b) as promptly as practicable to any comments of the SEC with respect to the Schedule 13E-3. If, at any time prior to the Company Shareholders Meeting, any information relating to the Company, the Parent Parties or any of their respective Affiliates, officers or directors is discovered by the Company or the Parent Parties which should be in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, so that the Proxy Statement, Schedule 13E-3 or the other filings shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. Notwithstanding anything to the contrary stated above, (i) prior to filing or mailing the Proxy Statement (including any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such documents or responses and shall consider in good faith including, comments reasonably proposed by the Parent in such documents or responses, and (ii) prior to filing or mailing the Schedule 13E-3 (including any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company, on the one hand, and the Parent Parties, on the other hand, shall provide the other party with a reasonable opportunity to review and comment on such documents or responses and shall include in such documents or responses comments reasonably proposed by such other party. The Company shall cause the Proxy Statement to be mailed to holders of Common Shares as of the record date established for the Company Shareholders Meeting as promptly as practicable after the date on which the SEC confirms that it has no further comments on the Proxy Statement.

Section 5.5Company Shareholders Meeting.  Subject to Section 5.3, the Company shall take all action reasonably necessary in accordance with the Companies Act and its bye-laws to duly call, give notice of, convene and hold the Company Shareholders Meeting as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s shareholders for the purpose of voting on the approval and adoption of this Agreement, the Bermuda Merger Agreement and the transactions contemplated hereby and thereby; provided that without the written consent of Parent, the Company Shareholders Meeting shall not be held later than sixty (60) Days after the clearance of the Proxy Statement by the SEC. Subject to Section 5.3, the Company shall, through the Company Board and the Special Committee, use commercially reasonable efforts to solicit proxies in favor of the approval and adoption of this Agreement and the Bermuda Merger Agreement and take all other action reasonably necessary or advisable to secure the Requisite Company Vote. The Parent Parties and their Representatives shall have the right to solicit proxies in favor of the approval and adoption of this Agreement and the Bermuda Merger Agreement.

Section 5.6Consents and Approvals.

(a)Subject to the terms and conditions in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including using commercially reasonable efforts with respect to (i) the obtaining of all necessary waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all actions as may be necessary to obtain an approval, clearance or waiver from, or to avoid an Action by, any Governmental Entity (all of the foregoing, collectively, the “Governmental Consents”), (ii) the obtaining of all other necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement; provided that no party shall be required to pay (and the Company and its Subsidiaries shall not pay or agree to pay without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed) any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any Contract.

(b)Subject to applicable Law and the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall reasonably cooperate with each other in (x) determining whether any filings are required to be made with, or Governmental Consents are required to be obtained from, any Governmental Entities (including in any foreign jurisdiction in which the Company or its Subsidiaries are operating any business) and (y) to the extent not made prior to the date hereof, timely making or causing to be made all applications and filings as reasonably determined by Parent and the Company, as promptly as practicable or as required by the Law of the jurisdiction of the Governmental Entity. Each party shall supply as promptly as practicable such information, documentation, other material or testimony that may be requested by any Governmental Entity in connection with such applications and filings.  In furtherance and not in limitation of the foregoing, each of Parent and the Company shall use its commercially reasonable efforts to (i) resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws, (ii) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, including defending any Actions, challenging this Agreement or the consummation of the transactions contemplated hereby; and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall Parent or any of its Affiliates or the Company be obligated to agree, as a condition for resolving any such objections, to dispose of, divest of or hold separate any of its properties or other assets, or any of the Company Assets after the consummation of the Merger or subject itself to any restriction on the operation of its business or the business of the Company and its Subsidiaries after the consummation of the Merger that, in each case, would reasonably be expected to have a Company Material Adverse Effect. No party to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge and agree that the Company shall not be required or obligated to seek or obtain consents, approvals or authorizations from, or take any other action with respect to, any Governmental Entity outside of the United States, Canada, and Bermuda (collectively, the “Excluded Consents”).

Section 5.7Takeover Statute.  If any Takeover Statutes shall or may become applicable to this Agreement, the Merger or the transactions contemplated herein, each of the Company and the Parent Parties and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated herein may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or, if not possible to eliminate, minimize the effects of such statute or regulation on this Agreement, the Merger and the transactions contemplated herein.

Section 5.8Public Announcements.  Neither the Company nor Parent, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other announcement with respect to this Agreement, the Merger or the other transactions contemplated hereby without the prior consent of the other party, unless such party determines in good faith, after consultation with legal counsel, which may be in-house counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to this Agreement, the Merger or other the transactions contemplated hereby, in which event such party shall use its commercially reasonable efforts to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement prior to making any such press release or other announcement; provided that the Company shall not be required to provide any such review or comment to Parent in connection with the receipt and existence of an Acquisition Proposal and matters related thereto or an Adverse Recommendation Change.

Section 5.9Indemnification and Insurance.

(a)From and after the Effective Time, Parent and the Surviving Company shall cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of any Person who is now, or has been or becomes at any time prior to the Effective Time,  a director, officer or employee of the Company or any of its Subsidiaries, together with such Person’s heirs, executors, trustees, fiduciaries and administrators (collectively, the “Indemnified Parties”) as provided in the Company Organizational Documents, or in agreements, copies of which have been made available to Parent or its Representatives prior to the date of this Agreement, between an Indemnified Party and the Company or one of its Subsidiaries or otherwise in effect on the date of this Agreement to survive the Merger, to be assumed by the Surviving Company and Parent in the Merger, and to continue in full force and effect for a period of not less than six (6) years after the Effective Time, or, if longer, for such period as is set forth in any applicable agreement with an Indemnified Party in effect on the date of this Agreement, copies of which have been made available to Parent or its Representatives prior to the date of this Agreement. Parent shall guarantee such performance by the Surviving Company.

(b)Without limiting any additional rights that any Indemnified Party may have under any applicable insurance policy, any employment or indemnification agreement or under the Company Organizational Documents, resolution of the Company Board or this Agreement, Parent and the Surviving Company, jointly and severally, will indemnify each Indemnified Party to the fullest extent permitted by applicable Laws from and against any and all losses, claims, damages, liabilities, costs, expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof), with respect to all acts and omissions arising out of or relating to such Indemnified Party’s service as a director, officer or employee of the Company or its Subsidiaries or as a trustee of (or in a similar capacity with) any compensation and benefit plan of any thereof, occurring prior to or at the Effective Time. If any Indemnified Party is or becomes involved in any Action in connection with any matter occurring prior to or at the Effective Time, Parent shall cause the Surviving Company to pay as incurred such Indemnified Party’s legal fees, costs and expenses incurred in connection with such Action, subject to the Surviving Company’s receipt of an undertaking by or on behalf of such Indemnified Party, if and only to the extent required by applicable Law, to repay such legal fees, costs and expenses if it is ultimately determined under applicable Laws that such Indemnified Party is not entitled to be indemnified under the Company’s Bye-Laws or other organizational documents.

(c)Prior to the Effective Time, Parent shall cause the Surviving Company to, obtain effective as of the Effective Time, and fully pay (which may include by premium financing) for “tail” insurance policies with a claims period of at least six (6) years after the Effective Time which obligation may be satisfied by extending the current policies of directors’ and officers’ liability insurance maintained by the Company or by providing for policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the Indemnified Parties with respect to claims arising out of or relating to events which occurred before or at the Effective Time so long as the Surviving Company is not required to pay an aggregate premium in excess of 300% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (such 300% amount being the “Maximum Premium”). If the Surviving Company is unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, the Surviving Company shall instead obtain as much comparable insurance as possible for each year within such six-year period for an annual premium equal to the Maximum Premium. Following the Closing, the Surviving Company shall and shall cause its Subsidiaries to, and Parent shall cause the Surviving Company and its Subsidiaries to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(d)The covenants contained in this Section 5.9 shall survive consummation of the Merger and will be binding on the Surviving Company and Parent, and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

(e)In the event that Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with, amalgamates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Company or the holder of their assets, as the case may be, shall succeed to the obligations set forth in this Section 5.9.

Section 5.10Notification of Certain Matters; Shareholder Litigation.  The Company shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement or the Merger, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Company or the Parent Parties, and (ii) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party which relate to the

Merger, this Agreement or the transactions contemplated herein (each, a “Transaction Proceeding”). Without limiting the foregoing, the Company shall (a) promptly advise Parent of any Actions commenced after the date hereof against the Company or any of its officers or directors (in their capacities as such) by any shareholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement, the Merger or the other transactions contemplated hereby (each, a “Shareholder Litigation”), (b) keep Parent reasonably informed regarding any such Shareholder Litigation, (c) give Parent the opportunity to participate in such Shareholder Litigation, consult with counsel to the Special Committee and the Company regarding the defense or settlement of any such Shareholder Litigation and consider Parent’s views with respect to such Shareholder Litigation, and (d) not settle any such Shareholder Litigation without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).  Notwithstanding the foregoing, nothing contained in this Section 5.10 shall require the Company to disclose any information that in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of the Company would reasonably be expected to result in a waiver of any privilege (including attorney-client privilege) that the Company or any of its Subsidiaries may be entitled to assert with respect thereto.

Section 5.11Rule 16b-3.  Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12De-Listing.  The Company will use its commercially reasonable efforts to cooperate with Parent to cause the Common Shares to be de-listed from the NYSE and TSX and deregistered under the Exchange Act as soon as practicable following the Effective Time.

ARTICLE VI
CONDITIONS TO THE MERGER

Section 6.1Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger and the other transactions contemplated herein shall be subject to the fulfillment (or waiver in writing by Parent and the Company, except with respect to Section 6.1(a), which shall not be waivable) at or prior to the Effective Time of the following conditions:

(a)Company Shareholder Approvals. This Agreement and the Bermuda Merger Agreement shall have been duly approved and adopted by the Requisite Company Vote.

(b)No Injunctions or Restraints. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) that are in effect and restrain, enjoin or otherwise prohibit the consummation of the Merger or the other transactions contemplated by this Agreement.

(c)Consents. All consents, approvals and other authorizations, in each case, of any Governmental Entity required to consummate the Merger and the other transactions contemplated by this Agreement, other than the Excluded Consents, shall have been obtained, free of any condition that would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, as applicable.

Section 6.2Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger and the other transactions contemplated herein is further subject to the fulfillment (or waiver in writing by the Company) at or prior to the Effective Time of the following conditions:

(a)Representations and Warranties. Each of the representations and warranties of the Parent Parties in ARTICLE IV shall be true and correct as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of a specified date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to materiality contained in such representations and warranties), would not, individually or in the aggregate, impair, prevent or delay in any material respect the ability of any of the Parent Parties to perform its obligations under this Agreement or otherwise result or reasonably be expected to result in a Parent Material Adverse Effect.

(b)Performance of Obligations. The Parent Parties shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time; provided, however, that the Parent Parties shall have performed in all respects all obligations and complied in all respects with all covenants set forth in Section 1.4(a) and Section 1.4(b) prior to the Effective Time.

(c)Officer’s Certificate. Each of the Parent Parties shall have delivered to the Company a certificate, dated as of the Closing Date and signed by an executive officer of each of the Parent Parties, certifying to the effect that the conditions in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d)Fairness Opinion.  The Fairness Opinion shall not have been withdrawn, revoked or modified as of the Effective Time.

(e)Opinion of Counsel. Texas counsel to the Parent Parties shall have delivered an opinion addressed to the Company and the Bermuda government authorities, in form and substance as required by applicable Bermuda law, to the effect that the transactions contemplated hereby are permitted under Texas Law and all relevant consents and authorizations have been obtained as a matter of Texas Law.

Section 6.3Conditions to Obligations of the Parent Parties to Effect the Merger.  The obligations of the Parent Parties to effect the Merger and the other transactions contemplated herein are further subject to the fulfillment (or waiver in writing by Parent) at or prior to the Effective Time of the following conditions:

(a)Representations and Warranties. Each of the representations and warranties of the Company in ARTICLE III shall be true and correct as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to materiality contained in such representations and warranties), has not had, individually or in the aggregate, a Company Material Adverse Effect.

(b)Performance of Obligations. The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)Dissenting Shares.  No more than ten percent (10%) of the Common Shares owned by shareholders other than Preferred Shareholder Investors shall be Dissenting Shares.

(d)Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions in Section 6.3(a), Section 6.3(b), and Section 6.3(c) have been satisfied.

(e)No Company Material Adverse Effect.  Since the date of this Agreement, no Company Material Adverse Effect shall have occurred or be reasonably expected to occur.

(f)Payment of Costs and Expenses. The Company shall have paid all costs and expenses, including legal fees, incurred by the Company and arising out of or incurred in connection with the Agreement and the transactions contemplated hereby.

Section 6.4Frustration of Closing Conditions.  None of the Company or the Parent Parties may rely as a basis for not consummating the Merger on the failure of any condition in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by (a) such party’s breach of any provision of this Agreement or (b) with respect to the Parent Parties only, unless at the specific direction of the Special Committee, actions taken (or omitted to be taken) that are directly authorized, approved or directed by, or taken (or omitted to be taken) by a Representative of the Company or any of its Subsidiaries with the actual knowledge of, N. Malone Mitchell 3rd in his capacity as director of the Company, Chairman of the Company Board or Chief Executive Officer of the Company (for the avoidance of doubt, an action taken by the Company without the actual knowledge of N. Malone Mitchell 3rd shall not be deemed an action directly authorized, approved or directed by N. Malone Mitchell 3rd).

ARTICLE VII
TERMINATION

Section 7.1Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Parent, Merger Sub and the Company.

Section 7.2Termination by Either Parent or the Company.  This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time:

(a)if the Merger has not been consummated by February 3, 2021 (such date, the “Outside Date”); provided that the Outside Date may be extended by either Parent or the Company for up to an additional 120 days if necessary for purposes of obtaining any Governmental Consent required to consummate the Merger and the other transactions contemplated by this Agreement;

(b)if this Agreement and the Bermuda Merger Agreement has been submitted to the shareholders of the Company for approval and adoption at a duly convened Company Shareholders Meeting (or adjournment or postponement thereof) and the Requisite Company Vote is not obtained upon a vote taken thereon;

(c)if any Law prohibits consummation of the Merger; or

(d)if any Order restrains, enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable;

provided, however, that the right to terminate this Agreement under this Section 7.2 shall not be available to any party to this Agreement whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been a principal cause of, or resulted in, the failure to consummate the Merger.

Section 7.3Termination by Parent.  This Agreement may be terminated by Parent at any time prior to the Effective Time:

(a)if the Company Board makes an Adverse Recommendation Change, or publicly proposes to do so;

(b)if (i) the Company Board approves, endorses or recommends a Superior Proposal, (ii) the Company enters into a definitive Contract (other than a confidentiality agreement or similar agreement) relating to the consummation of a Superior Proposal, (iii) a tender offer or exchange offer for any issued and outstanding shares of the Company is commenced prior to obtaining the Requisite Company Vote and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten (10) Business Days after commencement, or (iv) the Company or the Company Board publicly announces its intention to do any of the foregoing; or

(c)if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.3(b) and (ii) has not been cured (or is not capable of being cured) by the Company within thirty (30) days after the Company’s receipt of written notice of such breach from Parent.

Section 7.4Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:

(a)in accordance with Section 5.3(d)(iii); or

(b)if Parent breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) has not been cured (or is not capable of being cured) by Parent within thirty (30) days after Parent’s receipt of written notice of such breach from the Company.

Section 7.5Effect of Termination.

(a)In the event the Company or Parent intends to terminate this Agreement pursuant to Section 7.2, Section 7.3 or Section 7.4, the Company or Parent, as applicable, shall give written notice to the other party specifying the provision or provisions of this Agreement pursuant to which such termination is intended to be effected.

(b)If this Agreement is terminated pursuant to this ARTICLE VII, it shall become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any shareholder, director, officer, employee, agent or representative of such party), except as otherwise provided in Section 7.6 and Section 8.5(a) and except that if such termination results from (a) the pre-termination intentional and in bad faith failure of any party to perform its obligations contained in this Agreement, (b) the intentional and in bad faith breach by any party of its representations or warranties contained in this Agreement or (c) fraud, then, subject to Section 8.5(a), such party shall be fully liable for any liabilities incurred or suffered by the other parties as a result of such failure or breach. For purposes of this Agreement, “intentional and in bad faith” breach or failure shall mean a material breach or failure, as appropriate, that is a consequence of an omission by, or act undertaken by or caused by, the breaching party with the knowledge that the omission or taking or causing of such act would, or would reasonably be expected to, cause a breach of this Agreement. The provisions of Section 5.2(d), Section 5.8, this Section 7.5, Section 7.6 and ARTICLE VIII shall survive any termination of this Agreement.

Section 7.6Expenses Following Termination.  Except as set forth in this Section 7.6, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid in accordance with the provisions of Section 8.2.  In the event of termination of this Agreement under Section 7.3(b) or Section 7.4(a), the Company shall within thirty (30) days of such termination reimburse Parent for all reasonable, documented out-of-pocket fees and expenses, including reasonable attorney fees, incurred in furtherance of approval and consummation of the transactions contemplated by this Agreement; provided, that in no event shall such reimbursement obligation of the Company exceed $350,000 in the aggregate.

Section 7.7Amendment.  This Agreement may be amended by the parties to this Agreement at any time prior to the Effective Time, whether before or after shareholder approval hereof and of the Bermuda Merger Agreement, so long as no amendment that requires further shareholder approval under applicable Laws after shareholder approval hereof shall be made without such required further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.

Section 7.8Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or, (c) subject to applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII
MISCELLANEOUS

Section 8.1No Survival of Representations and Warranties or Pre-Closing Covenants. None of (a) the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement or (b) the covenants, agreements or obligations in this Agreement that require performance prior to the Effective Time (other than those contained in Section 1.4(a), Section 1.4(b) and Section 5.9), shall survive the Effective Time. For the avoidance of doubt, this Section 8.1 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.

Section 8.2Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated herein shall be paid by the party incurring or required to incur such expenses, except that (a) all expenses incurred in connection with the printing, filing and mailing of the Proxy Statement and the Schedule 13E-3 (including applicable SEC filing fees) shall be borne by the Company, and (b) all filing fees paid in respect of any Competition Laws or other regulatory filing shall be borne by Parent.

Section 8.3Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile, or “.pdf” transmission), each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (electronically or otherwise) to the other parties.

Section 8.4Governing Law; Jurisdiction.

(a)This Agreement shall be governed by and construed with regard to, in all respects, including as to validity, interpretation and effect, the Laws of the State of Delaware with respect to Contracts performed within that state; provided that any provisions of this Agreement which relate to the exercise of a director or officer’s fiduciary duties, statutory duties, obligations and/or statutory provisions, or which arise under, the laws of Bermuda (including but not limited to mergers under the Companies Act) shall be governed by and in accordance with the Laws of Bermuda.

(b)Each party irrevocably and unconditionally consents, agrees and submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any matter, any federal court within the State of Delaware) and any appropriate appellate courts therefrom (the “Chosen Courts”), for the purposes of any litigation, action, suit or other proceeding with respect to the subject matter hereof. Each party agrees to commence any litigation, action, suit or proceeding relating hereto only in the Chosen Courts, or if such litigation, action, suit or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the other appellate courts therefrom. Each party irrevocably and unconditionally waives any objection to the laying of venue of any litigation, action, suit or proceeding with respect to the subject matter hereof in the Chosen Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party further irrevocably and unconditionally consents to and grants any such court jurisdiction over the Person of such parties and, to the extent legally effective, over the subject matter of any such dispute and agrees that mailing of process or other documents in connection with any such action or proceeding in the manner provided in Section 8.2 hereof or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. The parties agree that a final judgment in any such litigation, action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 8.5Remedies; Specific Performance.

(a)The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached or violated, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy under applicable Law. Accordingly, each party agrees that, in addition to all other remedies to which it may be entitled, including without limitation, bringing an Action for damages incurred, the parties are entitled to a decree of specific performance and shall further be entitled to an injunction restraining any violation or threatened violation of any of the provisions of this Agreement without the necessity of posting a bond or other form of security. In the event that any Action should be brought in equity to enforce any of the provisions of this Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy under applicable Law.

(b)Each party further agrees that (i) it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that any other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in Section 8.5(a), and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.6Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by reliable overnight delivery service (with proof of service), hand delivery or by facsimile addressed as follows:

To the Parent Parties:

TAT Holdco LLC

16803 Dallas Parkway
Addison, Texas 75001
Attn: Michael S. Haynes
Facsimile: (972) 590-9931
Email: Michael.Haynes@riatacg.com

With a copy (which shall not constitute notice) to:

Foley & Lardner LLP

2021 McKinney Avenue, Suite 1600

Dallas, TX 75201

Attn: Robert Sarfatis

Facsimile: (214) 999-4667

Email: rsarfatis@foley.com

To the Company:

TransAtlantic Petroleum Ltd.

16803 Dallas Parkway
Addison, Texas 75001
Attn: Tabitha T. Bailey

Facsimile: (214) 265-4708

Email: tabitha.bailey@tapcor.com

With a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

2300 N. Field Street, Suite 1800

Dallas, Texas 75201

Attn: Garrett A. DeVries

Facsimile: (214) 969-4343

Email: gdevries@akingump.com

or to such other address as the party to receive such notice as provided above shall specify by written notice so given, and such notice shall be deemed to have been delivered to the receiving party as of the date so delivered upon actual receipt, if delivered personally; upon confirmation of successful transmission if sent by facsimile; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.7Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided that the Parent Parties may assign all of their rights, interests or obligations under this Agreement or any related documents to (i) any lender as collateral or security of a loan taken in contemplation of this Agreement, and (ii) any holder of Preferred Shares and any of their Affiliates, in each case without the consent of the other parties hereto; provided that no such assignment shall relieve the assigning party of its obligations hereunder or affect the obligations of the parties or the Guarantor pursuant to the Guaranty. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 8.7 shall be null and void.

Section 8.8Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable; provided that the parties intend that the remedies and limitations thereon contained in ARTICLE VII and Section 8.5(a) to be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder.

Section 8.9Entire Agreement.  This Agreement and the exhibits, annexes and schedules hereto, the Voting Agreement, and the Guaranty constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 8.10Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.11Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.12Definitions.  For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:

“Acquisition Proposal” shall mean any bona fide inquiry, proposal or offer made by any Person for, in a single transaction or a series of transactions, (i) a merger, amalgamation, reorganization, share exchange, consolidation, business combination, recapitalization, extra-ordinary dividend, share repurchase or similar transaction involving the Company or any of its Subsidiaries, (ii) the direct or indirect acquisition by any Person or group of twenty percent (20%) or more of the assets of the Company and its Subsidiaries, on a consolidated basis or assets of the Company and its Subsidiaries representing twenty percent (20%) or more of the consolidated revenues or net income (including, in each case, securities of the Company’s Subsidiaries) or (iii) the direct or indirect acquisition by any Person or group of twenty percent (20%) or more of the voting power of the outstanding Common Shares, including any tender offer or exchange offer that if consummated would result in any Person beneficially owning Common Shares with twenty percent (20%) or more of the voting power of the outstanding Common Shares

“Action” means any claim, action, demand, suit, litigation, examination, indictment, arbitration, inquiry, hearing, proceeding or investigation, whether civil, criminal, arbitral, administrative or investigative.

“Adverse Recommendation Change” is defined in Section 5.3(d)(iii).

“Advisor” is defined in Section 3.24.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” is defined in the preamble.

“Bermuda Merger Agreement” is defined in the recitals.

“Bermuda Merger Notice” is defined in Section 1.1(b).

“Bermuda Registrar” is defined in Section 1.1(b).

“Book-Entry Shares” is defined in Section 1.3(c).

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized or required by Law to be closed.

“Certificate of Formation” is defined in Section 2.1.

“Certificates” is defined in Section 1.3(c).

“Chosen Courts” is defined in Section 8.4(b).

“Closing” is defined in Section 1.2.

“Closing Date” is defined in Section 1.2.

“Code” is defined in Section 1.4(e).

“Common Shares” is defined in Section 3.9(a).

“Companies Act” is defined in the recitals.

“Company” is defined in the preamble.

“Company Approvals” is defined in  Section 3.7(i).

“Company Assets” is defined in Section 3.8(b).

“Company Balance Sheet” is defined in Section 3.12.

“Company Benefit Plans” means all written employee or director compensation and/or benefit plans, programs, policies, agreements or other arrangements, including any “employee welfare plan” as defined in Section 3(1) of ERISA, any “employee pension benefit plan” as defined in Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, equity or equity-related, deferred compensation, stock purchase, stock option, stock incentive, severance, employment, change of control or fringe benefit plan, program or agreement (other than any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) and other than any Company Foreign Plan), in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries and in each case other than statutory plans, statutory programs and other statutory arrangements.

“Company Board” is defined in the recitals.

“Company Contracts” is defined in Section 3.8(c).

“Company Disclosure Letter” is defined in ARTICLE III.

“Company Equity Plans” is defined in Section 3.9(b).

“Company Foreign Plan” means each material written plan, program or Contract that is subject to or governed by the Laws of any jurisdiction other than the United States, and that would have been treated as a Company Benefit Plan had it been a United States plan, program or Contract.

“Company Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, is materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or liabilities of the Company and its Subsidiaries, taken as a whole, or would prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby or prevent or materially impair or delay the ability of the Company to perform its obligations hereunder; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a Company Material Adverse Effect: any event, circumstance, change or effect resulting from or relating to (i) a change in general economic or financial market conditions, (ii) changes affecting the industries generally in which the Company or its Subsidiaries conduct business (except to the extent such a change has had a disproportionate effect on the Company and its Subsidiaries as compared to other Persons in the industries in which the Company and its Subsidiaries conduct their businesses), (iii) any change in Law or interpretations thereof or any change in GAAP or other accounting principles or requirements, (iv) any natural disaster, epidemic, pandemic (including COVID-19), acts of terrorism or war, (v) that is demonstrated to have resulted from the announcement of the execution of this Agreement or the pendency or consummation of the Merger or any other transactions contemplated hereby, (vi) any decline in the market price, or change in trading volume, of the Common Shares, (vii) the failure of one or more of the Company and its Subsidiaries to meet any internal or public projections, forecasts or estimates of performance, revenue or earnings, (viii) any actions (or the effects of any action) taken (or omitted to be taken) (a) upon the written request or instruction of, or with the written consent of, Parent, consistent with the terms hereof, or (b) unless taken at the specific direction of the Special Committee, actions (or the effects of any action) taken (or omitted to be taken) directly authorized, approved or directed by, or taken (or omitted to be taken) by a Representative of the Company or any of its Subsidiaries with the actual knowledge of, N. Malone Mitchell 3rd in his capacity as director of the Company, Chairman of the Company Board or Chief Executive Officer of the Company (for the avoidance of doubt, an action taken by the Company without the actual knowledge of N. Malone Mitchell 3rd shall not be deemed an action directly authorized, approved or directed by N. Malone Mitchell 3rd), (ix) any legal proceedings commenced by or involving any current or former member, director, officer, partner, or stockholder of the Company or any of its Subsidiaries (on their own behalf or on behalf of the Company or any of its Subsidiaries) arising out of or related to this Agreement, the Merger or the other transactions contemplated hereby (including any dissenting rights asserted by a Dissenting Holder) wherein the cumulative professional fees and costs (other than amounts paid in settlement) to defend or resolve such proceedings are reasonably expected to be less than $450,000 in the aggregate, or (x) compliance with the terms of, or the taking of any action required by, this Agreement or with the prior written consent of Parent; provided, however, that the exception in clause (vi) shall not apply to the underlying cause or causes of any such decline or change or prevent any such underlying cause from being taken into account in determining whether a Company Material Adverse Effect has occurred; provided further, however, that any (a) adoption of additional currency controls within the country of Turkey, the aggregate effect of which is adverse to the Company and its Subsidiaries, taken as a whole, (b) increase of tax rates associated with converting Turkish Lira to U.S. Dollars or vice versa, or (c) increase of tax rates on expatriating cash out of the country of Turkey, each shall be a Company Material Adverse Effect.

“Company Organizational Documents” is defined in Section 3.5.

“Company Permits” is defined in Section 3.14(b).

“Company SEC Documents” is defined in Section 3.10(a).

“Company Shareholders Meeting” is defined in Section 3.7(d).

“Competition Laws” is defined in Section 3.7(g).

“Contract” means any written contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations.

“Contribution Agreement” is defined in the recitals.

“Disposition” is defined in Section 5.1(e).

“Dissenting Holder” shall mean a holder of Company shares who did not vote in favor of the Merger, who complies with all of the provisions of the Companies Act concerning the right of holders of Company shares to require appraisal of their Company shares pursuant to Bermuda Law, and who is not satisfied that he has been offered fair value for his shares.

“Dissenting Shares” shall mean Company shares held by a Dissenting Holder.

“Effective Time” is defined in Section 1.1(b).

“Environmental Law” means any Law regulating (i) the protection of the environment or natural resources, or (ii) the use, storage, treatment, generation, transportation, handling, exposure to, release, threatened release or disposal of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Consents” is defined in Section 5.6(c).

“Excluded Shares” is defined in Section 1.3(b).

“Export Control Laws” is defined in Section 3.14(c).

“Fairness Opinion” is defined in Section 3.24.

“GAAP” means United States generally accepted accounting principles.

“Governmental Consents” is defined in Section 5.6(a).

“Governmental Entity” means any federal, state, local, municipal, foreign or supranational government, any court, tribunal, administrative agency or commission or other governmental or quasi-governmental or other regulatory authority or agency, including any department, commission, board, instrumentality, political subdivision, bureau or official, whether federal, state, local, municipal, foreign or supranational, any arbitral body or the NYSE, TSX, or any self-regulatory organization.

“Guaranty” is defined in the recitals.

“Guarantor” is defined in the recitals.

“Hazardous Substance” means any substance or material listed, defined, designated or classified as a waste, contaminant, pollutant or as hazardous or toxic or any other term of similar regulatory import under any Environmental Law or that would otherwise reasonably be expected to result in liability under any Environmental Law, including petroleum or any derivative or byproduct thereof, asbestos, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional or installment sale or other title retention Contracts relating to purchased property, (iii) capitalized lease obligations and (iv) guarantees of any of the foregoing of another Person.

“Indemnified Parties” is defined in Section 5.9(a).

“Intellectual Property” is defined in Section 3.21(a).

“Knowledge” means (i) with respect to Parent, the actual knowledge of the individuals listed on Section 1 of the Parent Disclosure Letter and (ii) with respect to the Company, the actual knowledge of the individuals listed on Section 1 of the Company Disclosure Letter.

“Law” or “Laws” means all applicable laws (including common law), statutes, constitutions, rules, regulations, codes, judgments, rulings, orders and decrees of any Governmental Entity.

“Letter of Transmittal” is defined in Section 1.4(c)(i).

“Lien” means any mortgage, pledge, option, right of first refusal, title defect, claim, charge, security interest, hypothecation, easement, right-of-way, encumbrance or lien of any kind or nature.

“Material Contracts” is defined in Section 3.23.

“Maximum Premium” is defined in Section 5.9(c).

“Merger” is defined in the recitals.

“Merger Consideration” is defined in Section 1.3(c).

“Merger Sub” is defined in the preamble.

“Multiemployer Plan” is defined in the definition of Company Benefit Plan.

“Notice of Superior Proposal” is defined in Section 5.3(d)(iii).

“NYSE” means the NYSE American exchange.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“OFAC List” means the Specially Designated Nationals and Blocked Persons List maintained by OFAC.

“OFAC Rules” means any Laws administered by OFAC.

“Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by any Governmental Entity.

“Organizational Documents” means, with respect to any entity, the memorandum of association or the certificate or articles of incorporation or organization and bye-laws or bylaws of such entity, or any similar organizational documents of such entity.

“Outside Date” is defined in Section 7.2(a).

“Parent” is defined in the preamble.

“Parent Approvals” is defined in Section 4.5(e).

“Parent Assets” is defined in Section 4.6(b).

“Parent Contracts” is defined in Section 4.6(c).

“Parent Disclosure Letter” is defined in ARTICLE IV.

“Parent Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, is materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or liabilities of the Parent Parties (including the Merger Sub), taken as a whole, or would prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby or prevent or materially impair or delay the ability of the Parent Parties to perform its obligations hereunder; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a Parent Material Adverse Effect: any event, circumstance, change or effect resulting from or relating to (i) a change in general economic or financial market conditions, (ii) changes affecting the industries generally in which the Parent Parties conduct business (except to the extent such a change has had a disproportionate effect on the Company and its Subsidiaries as compared to other Persons in the industries in which the Company and its Subsidiaries conduct their businesses), (iii) any change in Law or interpretations thereof or any change in GAAP or other accounting principles or requirements, (iv) any natural disaster, epidemic, pandemic (including COVID-19), acts of terrorism or war, (v) that is demonstrated to have resulted from the announcement of the execution of this Agreement or the pendency or consummation of the Merger or any other transactions contemplated hereby, (vi) any decline in the market price, or change in trading volume, of the Common Shares, (vii) the failure of one or more of the Parent or the Merger Sub to meet any internal or public projections, forecasts or estimates of performance, revenue or earnings, (viii) any actions (or the effects of any action) taken (or omitted to be taken) upon the written request or instruction of, or with the written consent of, the Parent Parties, consistent with the terms hereof, (ix) any legal proceedings commenced by or involving any current or former member, director, officer, partner, or stockholder of the Parent or Merger Sub (on their own behalf or on behalf of the Parent or the Merger Sub) arising out of or related to this Agreement, the Merger or the other transactions contemplated hereby (including any dissenting rights asserted by a Dissenting Holder) wherein the cumulative professional fees and costs (other than amounts paid in settlement) to defend or resolve such proceedings are reasonably expected to be less than $450,000 in the aggregate or (x) compliance with the terms of, or the taking of any action required by, this Agreement, the Bermuda Merger

Agreement or with the prior written consent of Parent; provided, however, that the exception in clause (vi) shall not apply to the underlying cause or causes of any such decline or change or prevent any such underlying cause from being taken into account in determining whether a Parent Material Adverse Effect has occurred.

“Parent Parties” is defined in the preamble.

“Parent Parties’ Organizational Documents” is defined in Section 4.4.

“Paying Agent” is defined in Section 1.4(a).

“Payment Fund” is defined in Section 1.4(b).

“Permitted Lien” means (i) Lien for Taxes or governmental assessments, charges or claims of payment not yet due and delinquent, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business not yet due and delinquent, the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) zoning, entitlements, building codes or other land use or environmental regulations, ordinances or legal requirements imposed by any Governmental Entity, (iv) exceptions disclosed by any title insurance commitment or title insurance policy for any real property owned or leased by the Company and its Subsidiaries issued by a title company and delivered or otherwise made available to Parent, (v) statutory Liens in favor of lessors arising in connection with any property leased to the Company and its Subsidiaries, (vi) any Liens, encroachments, covenants, restrictions, state of facts which an accurate survey or inspection of the real property owned or leased by the Company and its Subsidiaries would disclose and other title imperfections, which, in each case, would not materially interfere with the present or proposed use of the properties or assets of the business of the Company and its Subsidiaries, taken as a whole and (vii) Liens that are disclosed on the most recent consolidated balance sheet of the Company or notes thereto (or securing liabilities reflected on such balance sheet).

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, body, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such Person.

“Preferred Shareholder Investors” means Dalea Partners, LP, Dalea Management, LLC, Deut 8, LLC, Longfellow Energy, LP, Alexandria Nicole Mitchell Trust 2005, Elizabeth Lee Mitchell Trust 2005, Noah Malone Mitchell Trust 2005, Stevenson Briggs Mitchell, KMF Investments Partners, LP, West Investment Holdings, LLC, Randall I. Rochman, and Betsy Rochman.

“Preferred Shares” is defined in Section 3.9(a).

“Proxy Statement” is defined in Section 3.7(d).

“Recommendation” is defined in Section 3.3.

“Related Party Transactions” is defined in Section 3.28.

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives.

“Requisite Company Vote” means the approval and adoption of this Agreement and the Bermuda Merger Agreement by the affirmative vote by (a) holders of Common Shares with at least 75% of the votes cast and (b) holders of Preferred Shares with at least 75% of the votes cast, in each case at a duly convened meeting of the shareholders of the Company at which a quorum is present.  A quorum shall require at least two persons in each class holding or representing by proxy more than 33.33% of the outstanding shares of each class of shares.

“Restricted Company Share” means any outstanding Common Share awarded pursuant to a Company Equity Plan that is subject to any vesting requirements that remain unsatisfied.

“RSU” is defined in Section 1.5.

“Sanctioned Person” means, at any time, (a) any Person listed on any OFAC List or otherwise the target of any other prohibitions or restrictions imposed by any OFAC Rules or (b) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) so that such Person would be subject to the same prohibitions as applicable to such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedule 13E-3” is defined in Section 5.4(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Litigation” is defined in Section 5.10.

“Software” means computer programs in object code and source code formats.

“Special Committee” is defined in the recitals.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are directly or indirectly owned by such Person (either alone or through or together with any other Subsidiary), or (ii) such Person or any Subsidiary of such Person is a general partner (excluding partnerships in which such Person or any Subsidiary of such Person does not have a majority of the voting interests in such partnership). For purposes of this definition, “voting securities” with respect to any Subsidiary means common stock or other securities having the power to vote for the election of directors, managers or other voting members of the governing body of such Subsidiary.

“Superior Proposal” means a bona fide written Acquisition Proposal (with the percentages in clauses (ii) and (iii) of the definition of such term changed from 20% to 50% and it being understood that any transaction that would constitute an Acquisition Proposal pursuant to clause (ii) or (iii) of the definition thereof cannot constitute a Superior Proposal under clause (i) under the definition thereof unless it also constitutes a Superior Proposal pursuant to clause (ii) or (iii), as applicable, after giving effect to this parenthetical) that the Company Board has determined in its good faith judgment (after consultation with outside legal counsel and its financial advisor) is more favorable from a financial point of view to the Company’s shareholders than the Merger and the other transactions contemplated by this Agreement, taking into account all of the terms and conditions of such Acquisition Proposal and this Agreement (including any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such Acquisition Proposal.

“Surviving Company” is defined in Section 1.1(a).

“Surviving Company Operating Agreement” is defined in Section 2.3.

“Takeover Statutes” is defined in Section 3.27.

“Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Taxes” means any and all federal, state, local or foreign taxes of any kind or any other similar charge imposed by a Governmental Entity (together with any and all interest, penalties, additions thereto and additional amounts imposed with respect thereto), including income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, net worth, excise, withholding, ad valorem and value added taxes.

“TBOC” is defined in the recitals.

“Transaction Proceeding” is defined in Section 5.10.

“TSX” means the Toronto Stock Exchange.

“Voting Agreement” is defined in the recitals.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

TAT HOLDCO LLC

By:	/s/ N. Malone Mitchell 3rd
Name:	N. Malone Mitchell 3rd
Title:	Manager
MERGER SUB:

TAT MERGER SUB LLC

By:	/s/ N. Malone Mitchell 3rd
Name:	N. Malone Mitchell 3rd
Title:	Manager of TAT Holdco LLC, its Manager
COMPANY:

TRANSATLANTIC PETROLEUM, LTD.

By:	/s/ Tabitha T. Bailey
Name:	Tabitha T. Bailey
Title:	Vice President, General Counsel, and Corporate Secretary

[Signature Page to the Agreement and Plan of Merger]